Exhibit 10.2

Execution Copy

THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT
Dated as of December 22, 2005

This THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”) is among B&G FOODS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party to the Credit Agreement as lenders (the “Lenders”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

A.                                   The Borrower, the Lenders, the Administrative Agent and Lehman Brothers Inc., as Arranger, The Bank of New York, as Documentation Agent, and Bank of America, N.A., successor by merger to Fleet National Bank, as Syndication Agent, entered into a Revolving Credit Agreement, dated as of October 14, 2004, as amended by the First Amendment dated as of March 30, 2005 and by the Second Amendment dated as of September 9, 2005 (such Revolving Credit Agreement as so amended prior to the date hereof and together with all Annexes, Exhibits and Schedules thereto, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement); and

B.                                     The Borrower has requested that the Lenders amend the Credit Agreement in connection with the contemplated purchase of certain assets of the Grandma’s Molasses business by the Borrower or a Subsidiary of the Borrower (the “Grandma’s Acquisition”) to, among other things, provide for a term loan in an aggregate principal amount of $25,000,000 and reduce the Total Revolving Credit Commitment to $25,000,000, and the Lenders have agreed to such proposed amendments, subject to the other terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Amendments to Credit Agreement.  Subject to the satisfaction of the conditions set forth in Section 2 hereof, the Credit Agreement is amended as follows:

(a)                                  Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical position:

                                                “Commitment”:  with respect to any Lender, the sum of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Facility”:  each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”) and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

                                                “Majority Facility Lenders”:  with respect to the Term Loan Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding and with respect to the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments and thereafter, of the Total Revolving Extensions of Credit.

“Molasses Acquisition”:  the acquisition by the Borrower or a Subsidiary of the Borrower of certain assets of the Grandma’s Molasses business.

“Revolving Credit Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Revolving Credit Lender”:  each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Term Loan”:  as defined in Section 2.1.

“Term Loan Commitment”:  as to any Term Loan Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Term Loan Commitments is $25,000,000.

“Term Loan Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Term Loan Lender”:  each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

“Term Loan Percentage”:  as to any Term Loan Lender at any time, the percentage which such  Lender’s undrawn Term Loan Commitment then constitutes of the aggregate undrawn Term Loan Commitments or, at any time after the Third Amendment Effective Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

“Third Amendment”:  The Third Amendment to this Agreement dated as of December 22, 2005.

“Third Amendment Effective Date”:  the Amendment Effective Date as defined in the Third Amendment.

(b)                                 The definition of “Aggregate Exposure” contained in Section 1.1 of the Credit Agreement is hereby amended and restated so it reads as follows:

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit

Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

(c)                                  The definition of “Applicable Margin” contained in Section 1.1 of the Credit Agreement is hereby amended and restated so it reads as follows:

“Applicable Margin”: (a) with respect to the Revolving Credit Loans, 2.00% in the case of Base Rate Loans and 3.00% in the case of Eurodollar Loans, provided that after the first Adjustment Date occurring after the completion of two fiscal quarters of the Borrower after the Closing Date, the Applicable Margin will be determined pursuant to the Pricing Grid and (b) with respect to the Term Loans, 1.75% in the case of Base Rate Loans and 2.75% in the case of Eurodollar Loans.

(d)                                 The definition of “Available Revolving Credit Commitment” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.4(a)” with a reference to “Section 2.7(a)”.

(e)                                  The definition of “Conduit Financing Arrangement” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.14(d)” with a reference to “Section 2.17(d)”.

(f)                                    The definition of “Conduit Lender” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.14(d)” with a reference to “Section 2.17(d)”.

(g)                                 The definition of “Eurodollar Loans” contained in Section 1.1 of the Credit Agreement is hereby amended and restated so it reads as follows:

“Eurodollar Loans”: Revolving Credit Loans and Term Loans the rate of interest applicable to which is based upon the Eurodollar Rate”.

(h)                                 Clause (b)(ii) of the definition of “Interest Period” contained in Section 1.1 of the Credit Agreement is hereby amended and restated so it reads as follows:

“(ii) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable; and”

(i)                                     The definition of “Revolving Credit Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended and restated so it reads as follows:

“Revolving Credit Termination Date”: the five-year anniversary of the Third Amendment Effective Date.

(j)                                     The definition of “L/C Obligations” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.23” with a reference to “Section 2.26”.

(k)                                  The definition of “Lender Addendum” contained in Section 1.1 of the Credit Agreement is hereby amended by adding the following clause at the end thereof:  “and, with respect to any Term Loan Lender, a Lender Addendum in such other form as may be agreed to by the Administrative Agent, to be accepted and delivered on the Third Amendment Effective Date “.

(l)                                     The definition of “Letters of Credit” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.19(a)” with a reference to “Section 2.22(a)”.

(m)                               The definition of “Non-Excluded Taxes” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.14(a)” with a reference to “Section 2.17(a)”.

(n)                                 The definition of “Non-U.S. Lender” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.14(d)” with a reference to “Section 2.17(d)”.

(o)                                 The definition of “Refunded Swing Line Loans” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.2” with a reference to “Section 2.5(c)”.

(p)                                 The definition of “Refunding Date” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.2” with a reference to “Section 2.5(d)”.

(q)                                 The definition of “Reimbursement Obligation” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.23” with a reference to “Section 2.26”.

(r)                                    The definition of “Required Lenders” contained in Section 1.1 of the Credit Agreement is hereby amended and restated so it reads as follows:

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

(s)                                  The definition of “Revolving Credit Commitment” contained in Section 1.1 of the Credit Agreement is hereby amended and restated so it reads as follows:

“Revolving Credit Commitment”:  as to any Lender, the obligation of such Lender to make Revolving Credit Loans or participate in Swing Line Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Total Revolving Credit Commitments as of the Third Amendment Effective Date is $25,000,000.

(t)                                    The definition of “Revolving Credit Loans” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.1” with a reference to “Section 2.4”.

(u)                                 The definition of “Swing Line Commitment” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.2” with a reference to “Section 2.5”.

(v)                                 The definition of “Swing Line Loans” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to “Section 2.1(b)” with a reference to “Section 2.4(b)”.

(w)                               The definition of “Swing Line Participation Amount” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to”Section 2.2” with a reference to “Section 2.5(d)”.

(x)                                   Section 2 of the Credit Agreement is hereby amended and restated so it reads as set forth in Annex II.

(y)                                 Section 3.16 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:  “The proceeds of Term Loans shall be used by the Borrower to consummate the Molasses Acquisition on the Third Amendment Effective Date”.

(z)                                   Section 6.1(a) and Section 6.1(b) of the Credit Agreement are hereby amended and restated so each reads as follows:

“(a) Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter, commencing with the fiscal quarter ending December 31, 2005, to exceed 6.50 to 1.00.”

(b) Consolidated Senior Leverage Ratio.  Permit the Consolidated Senior Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter commencing with the fiscal quarter ending December 31, 2005, to exceed 4.00 to 1.00.

(aa)                            Section 8.6 of the Credit Agreement is hereby amended by replacing the term “Revolving Credit Loans” with the term “Loans”.

(bb)                          Section 9.1 of the Credit Agreement is hereby amended by:

(i) replacing the reference to “Section 2.12” with a reference to “Section 2.15”, the reference to “Sections 2.19 through 2.26” with a reference to “Sections

2.22 through 2.29” and the reference to “Section 2.1(b) or Section 2.2(b)-(f)” with a reference to “Section 2.4(b) or Section 2.5(b)-(f)”;

(ii) replacing the word “or” immediately prior to clause (vi) thereof with “;”; and

(iii) inserting a new clause (vii) as follows

“or (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all Lenders under such Facility.”

(cc)                            Section 9.6(b) of the Credit Agreement is hereby amended by (i) replacing the reference to “Sections 2.13, 2.14 and 2.15” with a reference to “Sections 2.16, 2.17 and 2.18” and the reference to “Section 2.14” with a reference to “Section 2.17” and (ii) adding the term “or Term Loan” immediately after “Revolving Credit Loan”.

(dd)                          Section 9.6(c) of the Credit Agreement is hereby amended by replacing the reference to “Sections 2.13, 2.14, 2.16” with a reference to “Sections 2.16, 2.17, 2.19”.

(ee)                            Section 9.7(a) of the Credit Agreement is hereby amended by replacing the reference to “Section 2.18” with a reference to “Section 2.21”.

(ff)                                The Credit Agreement is hereby amended by including the new Exhibit G-3 attached hereto as Annex III.

2.                                       Conditions to Effectiveness.  The effectiveness of all the amendments contained in Section 1 of this Amendment are conditioned upon satisfaction of the following conditions precedent prior to or on January 30, 2006 (the date on which all such conditions precedent have been satisfied being referred to herein as the “Amendment Effective Date”):

(a)                                  the Administrative Agent shall have received counterparts of this Amendment signed by each of the Borrower, the Administrative Agent and each of the Lenders;

(b)                                 the Administrative Agent shall have received counterparts of the consent of the Guarantors attached hereto as Annex I (the “Consent”) executed by each of the Guarantors;

(c)                                  each of the representations and warranties in Section 3 below shall be true and correct in all material respects on and as of the Amendment Effective Date;

(d)                                 the Administrative Agent shall have received payment in immediately available funds of all expenses incurred by the Administrative Agent (including, without limitation, legal fees) that are then due and payable and reimbursable under the Credit Agreement and for which invoices have been presented;

(e)                                  the Borrower shall have consummated the Grandma’s Acquisition pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of the date of this

Amendment, between Mott’s LLP and Bloch & Guggenheimer, Inc, as amended, supplemented or otherwise modified from time to time, provided that no material provision thereof shall have been waived, amended, supplemented or otherwise modified without the consent of the Required Lenders;

(f)                                    in consideration of the amendments contained in this Amendment, the Borrower shall have paid to the Administrative Agent, for the account of each Lender that executes this Amendment no later than 12:00 noon. (New York time) on Thursday, December 8, 2005, (i) a fee equal to 0.25% of the Revolving Credit Commitments of such Lender (prior to giving effect to the reduction in the Total Revolving Credit Commitments contemplated hereby), it being agreed that the fees referred to in this clause shall be payable on the earlier of January 30, 2006 and the Amendment Effective Date and (ii) with respect to any Lender who has provided a Lender Addendum with respect to the Term Loans on or prior to such time, such additional fees as have been separately agreed upon; and

(g)                                 The Administrative Agent shall have received a legal opinion from Dechert LLP in form and substance reasonably satisfactory to the Administrative Agent and a Supplemental Intellectual Property Security Agreement with respect to all registered Intellectual Property acquired pursuant to the Grandma’s Acquisition, in form and substance reasonably satisfactory to the Administrative Agent.

3.                                       Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

(a)                                  Authority.  The Borrower has the corporate or other organizational power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement (as amended hereby).  Each of the Guarantors has the corporate or other organizational power and authority to execute and deliver the Consent and to perform its obligations thereunder.  The execution, delivery and performance (i) by the Borrower of this Amendment and the Credit Agreement (as amended hereby) and the transactions contemplated hereby and thereby and (ii) by the Guarantors of the Consent, in each case, have been duly authorized by all necessary corporate or other organizational action of such Person.  Other than any required disclosure filings with the Securities and Exchange Commission, no material consent or authorization of, filing with, notice to, or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, the Credit Agreement (as amended hereby) or the Consent.

(b)                                 Enforceability.  Each of the Consent and this Amendment has been duly executed and delivered on behalf of each Loan Party that is party thereto or hereto.  Assuming the conditions precedent in Section 2 of this Amendment have been satisfied, each of the Consent, this Amendment and the Credit Agreement (as amended hereby) (i) constitutes a legal, valid and binding obligation of each Loan Party hereto or thereto, as applicable, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) is in full force and effect.  Neither the execution or delivery of the Consent or this Amendment by the Borrower or any of the Guarantors, as applicable, or the performance by the Borrower or the Guarantors of their respective obligations under the Consent, this Amendment or the Credit Agreement (as amended hereby), will adversely affect the validity, perfection or priority of the Administrative Agent’s Lien (for the ratable benefit of Secured Parties) on any of the Collateral or its ability to realize thereon.

(c)                                  Representations and Warranties.  After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents (other than any such representations and warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof.

(d)                                 No Conflicts.  Neither the execution and delivery of the Consent or this Amendment, nor the consummation of the transactions contemplated hereby and thereby, nor the performance of and compliance with the terms and provisions hereof, thereof or of the Credit Agreement (as amended hereby) by any Loan Party will, at the time of such performance, (a) violate any Requirement of Law or any material Contractual Obligation of any Loan Party, except for any such violation that could not reasonably be expected to have a Material Adverse Effect or (b) result in, or require, the creation or imposition of any Lien (other than Liens created by or otherwise permitted by the Loan Documents) on any of their respective properties pursuant to any Requirement of Law or any such Contractual Obligation.

(e)                                  No Default.  Both before and after giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default.

4.                                       Reference to and Effect on the Loan Documents.

(a)                                  Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.  This Amendment is a Loan Document.

(b)                                 Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations under and as defined therein, in each case as modified hereby.

(c)                                  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Secured Party under any of the Loan Documents, or, except as expressly provided herein, constitute a waiver or amendment of any provision of any of the Loan Documents.

5.                                       Counterparts.  This Amendment and the Consent may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment or the Consent by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment or Consent, as the case may be.

6.                                       Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.                                       Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

By:	/s/ V. Paul Arzouian
Name: V. Paul Arzouian
Title: Authorized Signatory

B&G FOODS, INC.,
as Borrower

By:	/s/ Robert C. Cantwell
	Name:	Robert C. Cantwell
	Title:	Executive Vice President of Finance and Chief Financial Officer

LEHMAN COMMERCIAL PAPER INC.,
as a Lender

By:	/s/ V. Paul Arzouian
Name: V. Paul Arzouian
Title: Authorized Signatory

THE BANK OF NEW YORK,
as a Lender

By:	/s/ Frank S. Bridges
Name: Frank S. Bridges
Title: Vice President

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ James F. Disher
Name: James F. Disher
Title: Authorized Signatory

BANK OF AMERCIA, N.A., successor by merger to Fleet National Bank, as a Lender

By:	/s/ Jana L. Baker
Name: Jana L. Baker
Title: Vice President

ANNEX I

CONSENT OF GUARANTORS

Each of the undersigned is a Guarantor of the Obligations of the Borrower under the Credit Agreement and hereby (a) consents to the foregoing Amendment, (b) acknowledges that notwithstanding the execution and delivery of the foregoing Amendment, the obligations of each of the undersigned Guarantors are not impaired or affected and all guaranties given to the holders of Obligations (including, without limitation, the Obligations after giving effect to the foregoing Amendment) and all Liens granted as security for the Obligations continue in full force and effect, and (c) confirms and ratifies its obligations under the Guarantee and Collateral Agreement and each other Loan Document executed by it.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Amendment to which this Consent is attached or in the Credit Agreement referred to therein, as applicable.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Consent of Guarantors as of December   , 2005.

BGH HOLDINGS, INC.
BLOCH & GUGGENHEIMER, INC.
POLANER, INC.
TRAPPEY’S FINE FOODS, INC.
MAPLE GROVE FARMS OF VERMONT, INC.
HERITAGE ACQUISITION CORP.
ORTEGA HOLDINGS INC.
WILLIAM UNDERWOOD COMPANY

By:	/s/ Robert C. Cantwell
	Name:	Robert C. Cantwell
	Title:	Authorized Officer

ANNEX II

AMOUNT AND TERMS OF COMMITMENTS

2.1                                 Term Loan Commitments.  Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make term loans (each, a “Term Loan”) to the Borrower on the Third Amendment Effective Date in an amount for each Term Loan Lender not to exceed the amount of the Term Loan Commitment of such Lender.  The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

2.2                                 Procedure for Term Loan Borrowing.  The Borrower shall deliver to the Administrative Agent an irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Third Amendment Effective Date) requesting that the Term Loan Lenders make the Term Loans on the Third Amendment Effective Date and specifying the amount to be borrowed. The Term Loans made on the Third Amendment Effective Date shall initially be Base Rate Loans and may be converted to Eurodollar Loans pursuant to Section 2.10. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Not later than 12:00 Noon, New York City time, on the Third Amendment Effective Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender.  The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.

2.3                                 Repayment of Term Loans.  The Term Loan of each Term Loan Lender shall mature on the five-year anniversary of the Third Amendment Effective Date and no interim amortization shall be required.

2.4           Revolving Credit Commitments; Swing Line Commitment.  (a)  Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Credit Percentage of the L/C Obligations and Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment.  During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.10, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

(b)                                 Subject to the terms and conditions hereof, the Swing Line Lender agrees to make available a portion of the credit otherwise available to the Borrower under the Revolving

Credit Commitments from time to time during the Revolving Credit Commitment Period by making swing line loans (“Swing Line Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero.  During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swing Line Loans shall be Base Rate Loans only.

(c)                                  The Borrower shall repay all outstanding Loans on the Revolving Credit Termination Date.

2.5                                 Procedure for Borrowing Revolving Credit Loans and Swing Line Loans; Refunding of Swing Line Loans.  (a)  The Borrower may borrow Revolving Credit Loans under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (A) the amount and Type of Revolving Credit Loans to be borrowed, (B) the requested Borrowing Date and (C) in the case of Eurodollar Loans, the length of the initial Interest Period therefor.  Any Revolving Credit Loans made on the Closing Date shall initially be Base Rate Loans and may be converted to Eurodollar Loans pursuant to Section 2.10.  Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof, provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings under the Revolving Credit Commitments which are Base Rate Loans in other amounts pursuant to Section 2.5(c).  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

(b)                                 Whenever the Borrower desires that the Swing Line Lender make Swing Line Loans it shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Credit Commitment Period).  Each borrowing under the Swing Line

Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swing Line Loans, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by the Swing Line Lender.  The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in immediately available funds.

(c)                                  The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender.  Each Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

(d)                                 If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.5(c), one of the events described in Section 7(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.5(c), each Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.5(c) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

(e)                                  Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(f)                                    Each Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.5(c) and to purchase participating interests pursuant to Section 2.5(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.6                                 Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender (i) the then unpaid principal amount of each Revolving Credit Loan and Swing Line Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which such Loans become due and payable pursuant to Section 7) and (ii) the principal amount of each Term Loan at maturity as set forth in Section 2.3 (or on such earlier date on which such Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.12.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.6(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)                                  The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Credit Loans, Swing Line Loans or Term Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2, and G-3, respectively, with appropriate insertions as to date and principal amount; provided that delivery of such notes shall not be a condition precedent to the making of the Loans on the Closing Date.

2.7                                 Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date (or any earlier date of termination of the Revolving Credit Commitments), commencing on the first of such dates to occur after the date hereof.

(b)                                 The Borrower agrees to pay to the Agents the fees in the amounts and on the dates agreed to in writing by the Borrower and the Agents prior to the Closing Date.

2.8                                 Termination or Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which shall promptly notify each Lender thereof), to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and/or Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

2.9                                 Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Revolving Credit Loans, Swing Line Loans or Term Loans and whether of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of prepayments of Base Rate Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof, and partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.10                           Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.

The Borrower may elect, from time to time, to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                                 Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan; provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loan shall be automatically converted to a Base Rate Loan on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11                           Minimum Amounts and Maximum Number of Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.12                           Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)                                 Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)                                  If all or a portion of the principal amount of any Loan or Reimbursement Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum that is equal to (x) in the case of Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loans and Reimbursement Obligations (whether or not overdue) or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.13                           Computation of Interest and Fees.  (a)  Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.13(a).

2.14                           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(1)                                  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(2)                                  the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such

Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.15                           Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower of Revolving Credit Loans and Term Loans hereunder, each payment by the Borrower of Revolving Credit Loans and Term Loans hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages of the Lenders as applicable. Other than with respect to any substituted Lender in accordance with Section 2.21, each payment in respect of principal or interest in respect of the Revolving Credit Loans and Term Loans, each payment in respect of commitment fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.  Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(b)                                 All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds.  Any payment made after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been made on the next succeeding Business Day.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c)                                  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(d)                                 Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at a rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.16                           Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(1)                                  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

(2)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(3)                                  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)                                  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower setting out in reasonable detail the method of determination of such additional amounts (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of amounts payable hereunder.

2.17                           Taxes.  (a)  All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to Section 2.17(a).

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)                                 Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (and, in the case of a Participant or a Lender participating in a conduit financing arrangement, as defined in Section 7701(1) of the Code and the regulations thereunder (a “Conduit Financing Arrangement”) (such Lender, a “Conduit Lender”), also to the Lender from which the related participation shall have been purchased or from which the designation of such Conduit Lender was made, as the case may be) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit H and a Form W-8BEN or Form W-8IMY, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.  If any Non-U.S. Lender provides a Form W-8IMY, such Non-U.S. Lender must also attach the additional documentation that must be transmitted with Form W-8IMY, including the appropriate forms described in this Section 2.17(d).  A Conduit Lender shall provide two copies of the appropriate withholding statements for all participants and parties to a potential Conduit Financing Arrangement to the Borrower and the Administrative Agent on or before the date of commencement of the potential Conduit Financing Arrangement.

(e)                                  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)                                    If the Administrative Agent or any Lender receives a refund in respect of Non-Excluded Taxes or Other Taxes paid by the Borrower, which in the good faith judgment of such Lender is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by the Borrower in connection with such refunded Non-Excluded Taxes or Other Taxes, to the Borrower, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, provided, however, that the Borrower agrees to promptly return such refund to the Administrative Agent or the applicable Lender, as the case may be, if it receives notice from the Administrative Agent or applicable Lender that the Administrative Agent or such Lender is required to repay such refund.

(g)                                 No Conduit Lender or other participant in a potential Conduit Financing Arrangement shall be entitled to receive any greater amount pursuant to Section 2.17 than the financing entity (as defined in Treas. Reg. § 1.881-3(a)(2)) would be entitled to receive pursuant to Section 2.17.

2.18                           Indemnity.  The Borrower agrees to indemnify each Lender for and to hold each Lender harmless from any loss or expense that such Lender may reasonably sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b)  default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19                           Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.18.

2.20                           Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16, 2.17(a) or 2.19 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16, 2.17(a) or 2.19.

2.21                           Substitution of Lenders.  Upon the receipt by the Borrower from any Lender (an “Affected Lender”) of a claim under Section 2.16, 2.17 or 2.19, the Borrower may:  (a) request one more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans, Reimbursement Obligations and Revolving Credit Commitment; or (b) replace such Affected Lender by designating another Lender or a financial institution that is willing to acquire such Loans and Reimbursement Obligations and assume such Revolving Credit Commitment;  provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and Reimbursement Obligations, accrued interest and other amounts owing to such replaced Lender prior to the date of replacement (including all amounts then owing to such replaced Lender pursuant to Sections 2.16, 2.17 and 2.19), (iv) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, and (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower or replacement Lender shall be obligated to pay the registration and processing fee).

2.22                           L/C Commitment.  (a)  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.25(a), agrees to issue letters of credit (the letters of credit issued on and after the Closing Date, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)                                 No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

2.23                           Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request with respect to the requested Letter of Credit.  Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower.  Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower.  Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit issued by it (including the amount thereof).

2.24                           Fees and Other Charges.  (a)  The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans that are Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it in an amount to be agreed upon from time to time between such Issuing Lender and the Borrower, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

(b)                                 In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

2.25                           L/C Participations.  (a)  Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of

Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender, upon demand, at such Issuing Lender’s address for notices specified herein, an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b)                                 If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 2.25(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 2.25(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility.  A certificate of such Issuing Lender submitted to any L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)                                  Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.25(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)                                 Each Lender’s obligation to purchase, pursuant to Section 2.25(a), such Lender’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.26                           Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse each Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender (but in any event no such reimbursement shall be required before the date on which Base Rate Loans would be made (or the procedure specified in Section 2.25 would become applicable) as described in the last two sentences of this Section) for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.  Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.12(b) and (ii) thereafter, Section 2.12(c).  Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 7(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 2.25 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans in the amount of such drawing.  The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to Section 2.5, if the Administrative Agent had received a notice of such borrowing at the time of such drawing under such Letter of Credit.

2.27                           Obligations Absolute.  The Borrower’s obligations under Sections 2.22 through 2.28 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any L/C Participant, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees that each Issuing Lender and the L/C Participant shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.26 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender or L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender.  The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower.

2.28                           Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

2.29                           Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of Sections 2.22 through 2.28, the provisions of Sections 2.22 through 2.28 shall apply; provided, however, that any term, condition or provision of any Application which is in addition to, or the subject matter of which is not in, part of or covered by, the provisions of Sections 2.22 through 2.28 shall not be considered as being or deemed to be in conflict with or inconsistent with the provisions of Sections 2.22 through 2.28.

ANNEX III

FORM OF TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
December , 2005

FOR VALUE RECEIVED, the undersigned, B&G FOODS, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to                  (the “Lender”) or its registered assigns at the Payment Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a)                            DOLLARS ($                  ), or, if less, (b) the unpaid principal amount of the Term Loan made by the Lender pursuant to Section 2.1 of the Credit Agreement.  The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement.  The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.12 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the Term Notes referred to in the Credit Agreement dated as of October 14, 2004 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lender, the other banks and financial institutions or entities from time to time parties thereto, Lehman Brothers Inc., as advisor, lead arranger and book manager, Lehman Commercial Paper Inc., as administrative agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured and guaranteed as provided in the Loan Documents.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

B&G FOODS, INC.,
as Borrower

By:
Name:
Title:

Schedule A
to Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B
to Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By